Exhibit 3.1

AMENDMENT TO EIGHTH AMENDED

AND RESTATED CERTIFICATE OF INCORPORATION

(Adopted in Accordance with the Provisions of Section 242

of the General Corporation Law of the State of Delaware (the “DGCL”))

Rubicon Technology, Inc., a corporation organized and existing under and by virtue of the laws of the State of Delaware (the “Corporation”), does hereby certify as follows:

1.           The name of the Corporation is Rubicon Technology, Inc.

2.            At a meeting of the Board of Directors of the Corporation (the “Board”), resolutions were duly adopted setting forth a proposed amendment (the “Amendment”) of the Eighth Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”), declaring said amendment to be advisable and calling a meeting of the stockholders of the Corporation for consideration thereof. The Amendment is set forth in paragraph 3 below.

3.           The Certificate of Incorporation be, and hereby is, amended by deleting Article 4, Capital Stock, in its entirety, and substituting in lieu thereof, a new Article 4 as follows:

“ARTICLE 4

CAPITAL STOCK

The total number of shares of capital stock which the Corporation shall have the authority to issue is 13,200,000 shares which is divided into two classes as follows: 5,000,000 shares of Preferred Stock (“Preferred Stock”) with a par value of $0.001 per share, and 8,200,000 shares of Common Stock (“Common Stock”) with a par value of $0.001 per share.

Upon the filing and effectiveness (the “Effective Time”) pursuant to the DGCL of this Amendment to Eighth Amended and Restated Certificate of Incorporation of the Corporation, each ten (10) shares of Common Stock either issued and outstanding or held by the Corporation in treasury stock immediately prior to the Effective Time shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of Common Stock (the “Reverse Stock Split”). No fractional shares shall be issued in connection with the Reverse Stock Split. Stockholders of record who otherwise would be entitled to receive fractional shares of Common Stock as a result of the Reverse Stock Split shall be entitled to receive cash (without interest or deduction) in lieu of such fractional share interests, upon the surrender of the stockholder’s Old Certificates (as defined below), where applicable, in an amount equal to the product obtained by multiplying (a) the average of the closing prices of the Common Stock as reported on The Nasdaq Stock Market, or if the Common Stock is not at such time traded on The Nasdaq Stock Market, then as reported on the primary trading market for the Common Stock, for the thirty consecutive trading days immediately preceding the effective date of the Reverse Stock Split, by (b) the number of shares of Common Stock held by such stockholder that would otherwise have been converted into a fractional share interest as a result of the Reverse Stock Split. Each certificate that immediately prior to the Effective Time represented shares of Common Stock (“Old Certificates”), shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been combined, subject to the elimination of fractional share interests as described above.”

4.            Pursuant to a resolution of the Board, a meeting of the stockholders of the Corporation was duly called and held upon notice in accordance with Section 222 of the DGCL at which meeting the necessary number of shares as required by statute were voted in favor of the Amendment.

5.            The Amendment was duly adopted in accordance with the provisions of Section 242 of the DGCL.

6.            In accordance with Section 103(d) of the DGCL, the Amendment shall become effective on the date and at the time set forth below:

Effective date:  May 5, 2017

Effective time:  12:01 a.m.

IN WITNESS WHEREOF, Rubicon Technology, Inc. has caused this Amendment to Eighth Amended and Restated Certificate of Incorporation to be signed by its duly authorized officer as of May 3, 2017.

Rubicon Technology, Inc.

/s/ Mardel A. Graffy
By:	Mardel A. Graffy
Its:	Chief Financial Officer

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